Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on (i) Form S-16 (Nos. 2-51894, 2-55664, 2-63470 and 2-75654), (ii) Form S-8 (Nos. 2-77752, 33-10747, 33-24934, 33-33018, 33-54403, 33-54443, 33-54555, 333-08059, 333-08087, 333-60839, 333-42178, 333-53908, 333-74864, 33-46999, 333-122345, and 333-104264), (iii) Form S-3 (Nos. 2-84910, 33-26314, 33-23880, 33-42698, 33-44871, 33-45091, 33-54317, 33-69432, 333-04385, 333-40869, 333-44421, 333-55921, 333-68257, 333-54896, 333-55866, 333-91257, 333-91316-02, 333-102963, 333-102962-02, 333-122555-01, 333-123408-01 and 333-129033-01) and (iv) Form S-4 (No. 333-102873) of Kinder Morgan, Inc. of our report dated February 2, 2005, except as to notes 2 and 20(b), which are as of September 20, 2005, which report appears in the Current Report on Form 8-K/A (Amendment No. 1) of Kinder Morgan, Inc. dated November 23, 2005. Our report refers to a change in the method of accounting for capital securities.

We also consent to the incorporation by reference in the Registration Statements of Kinder Morgan, Inc. described above of our report dated February 2, 2005, except as to note (a), which is as of September 20, 2005 with respect to the related supplemental information of Terasen Inc. entitled “Reconciliation With United States Generally Accepted Accounting Principles and Conversion to United States Dollars” as at December 31, 2004 and 2003 and for the years then ended, which report appears in the Current Report on Form 8-K/A (Amendment No. 1) of Kinder Morgan, Inc. dated November 23, 2005. Our report refers to a change in the method of accounting for capital securities.

Yours very truly

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

November 29, 2005